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                                                                     EXHIBIT 5.1

                                Law Offices of
                             VALERIE K. deMARTINO

100 Oceangate, Suite 1200                                   Tel: (562) 628-5577
Long Beach, CA 90802                                        Fax: (562) 628-5578
e-mail demartino@earthlink.net


March 10, 1997



Grand Prix Association of Long Beach, Inc.
3000 Pacific Avenue
Long Beach, CA 90806

Re:   Registration Statement on Form S-8
      ----------------------------------

Gentlemen:

I have acted as counsel to Grand Prix Association of Long Beach, Inc. in connection with the preparation and filing with the Securities Exchange Commission of a Registration Statement under the Securities Act of 1933 on Form S-8 for the Grand Prix Association of Long Beach 1993 Stock Option Plan.

In doing so, I have examined and relied upon the original or copies, certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates, and other instruments, and such factual information otherwise supplied to me by the company as I believed necessary or appropriate to enable me to render the opinion expressed below.

On the basis of and subject to the foregoing, I am of the opinion that each of the shares when issued and sold pursuant to the Registration Statement on Form S-8, will, under the laws of the State of California, upon payment therefore in accordance with the terms of the Registration Statement, be duly and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 and to the use of my name in the Prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Valerie K. deMartino

VALERIE K. deMARTINO

VKD/mc